EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 27, 2007 in the Amendment No. 6 of the Registration Statement on Form S-4 and related Prospectus of Stewart & Stevenson LLC and Stewart & Stevenson Funding Corp. for the registration of the 10% Senior Notes due 2014.
/s/ Ernst & Young LLP
July 9, 2007
Houston, Texas